Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of October 18, 2015,

by and among

Enghouse Systems Limited,

New Acquisitions Corporation

and

CTI Group (Holdings) Inc.

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 18, 2015 (the “Agreement Date”), is entered into by and among Enghouse Systems Limited, an Ontario corporation (“Parent”), New Acquisitions Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and CTI Group (Holdings) Inc., a Delaware corporation (the “Company”). An index of defined terms appears as Annex I to this Agreement, which is incorporated by reference into this Agreement.

RECITALS

WHEREAS, the parties hereto have agreed to the acquisition of the Company on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (such offer, as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares (collectively, the “Shares”) of the Company’s Class A Common Stock, par value US$0.01 per share (“Company Common Stock”), at a price of US$0.61 per Share, without interest thereon (such price, or any higher price offered and paid by Merger Sub in the Offer in accordance with the terms of this Agreement, the “Offer Price”);

WHEREAS, in furtherance of the transaction, it is proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation and as a wholly owned Subsidiary of Parent (the “Merger”), and, subject to certain limitations as set forth herein, each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (a) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby and thereby are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the Offer and the Merger, and (c) resolved to recommend that the stockholders of the Company tender their Shares pursuant to the Offer and, to the extent required by applicable Law, adopt this Agreement;

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (a) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby and thereby are fair to and in the best interests of Merger Sub and Parent, its sole stockholder, and (b) approved and declared advisable this Agreement, the Offer and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Company’s directors, executive officers and stockholders are entering into tender and support agreements with Parent and Merger Sub, dated as of the date hereof (collectively, the “Support Agreements”), the form of which is attached hereto as Exhibit A, pursuant to which, among other things, such holders are agreeing to tender the Shares beneficially owned by them in the Offer, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

The Offer

SECTION 1.01 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 hereof, as promptly as practicable after the Agreement Date (and in any event no later than fifteen (15) Business Days after the date of initial public announcement of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)), the Offer to purchase all of the outstanding Shares at the Offer Price. The obligation of Merger Sub to accept for payment and pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered) in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended from time to time hereunder), and not properly withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by Parent, represents at least sixty-seven percent (67%) of all of the Company’s outstanding Shares immediately prior to the Share Acceptance Time (the “Minimum Condition”), and (ii) the conditions set forth in Annex II (which is incorporated by reference into this Agreement) and no other conditions (together with the Minimum Condition, the “Offer Conditions”). Merger Sub, or Parent on behalf of Merger Sub, expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing (which approval may be granted or withheld by the Company in its sole and absolute discretion), (A) the Minimum Condition may not be waived or amended, (B) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex II, or otherwise amends or modifies the Offer in any manner adverse to the holders of Shares, and (C) the Offer may not be extended except as set forth in this Section 1.01. Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 8.01, Merger Sub (or Parent on its behalf) (i) may, in its sole discretion, without the consent of the Company, and without limiting Parent’s or Merger Sub’s obligations under the following sentence, extend the Offer on one or more occasions, in consecutive increments of up to fifteen (15) Business Days each, for any period up to and including the Outside Date if on any then-scheduled Expiration Date any of the Offer Conditions has not been satisfied or, to the extent permitted, waived in writing by Merger Sub (or Parent on its behalf), until such Expiration Date on which all Offer Conditions shall then be satisfied or, to the extent permitted, waived, and (ii) shall extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer. Parent and Merger Sub agree that, except to the extent this Agreement is terminated in accordance with Section 8.01 and except otherwise agreed in writing by the Company prior to any then-scheduled Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions, in consecutive increments of up to fifteen (15) Business Days each, up to and including the Outside Date, if on any then-scheduled Expiration Date any of the Offer Conditions have not been satisfied or, to the extent permitted, waived in writing by Merger Sub (or Parent on its behalf), until such Expiration Date on which all Offer Conditions shall then be satisfied or, to the extent permitted, waived; provided, however, that Merger Sub shall not be required to extend the Offer pursuant to this sentence beyond the Outside Date or after the Company delivers, or is required to deliver, to Parent a notice in accordance with Section 5.02 with respect to a Takeover Proposal, except to the extent that at least one (1) day prior to the then-scheduled Expiration Date (i) the Takeover Proposal giving rise to such notice has been withdrawn or the Company Board has rejected the Takeover Proposal giving rise to such notice, (ii) the Company Board has reconfirmed the Board Recommendation (after receiving such Takeover Proposal), and (iii) the withdrawal or rejection of such Takeover Proposal or such reconfirmation of the Board Recommendation shall have been publicly announced by the Company. Following the expiration of the Offer, Merger Sub (or Parent on its behalf) may, in its sole discretion, provide a subsequent offering period or one or more extensions thereof (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Exchange Act, if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not properly withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company in accordance with Section 253 of the Delaware General Corporation Law, as amended (the “DGCL”). Subject to the foregoing, including the requirements of Rule 14d-11 under the Exchange Act, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, as promptly as practicable, (1) after the Expiration Date, all Shares validly tendered and not properly withdrawn pursuant to the Offer and/or (2) all Shares validly tendered in any Subsequent Offering Period. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer. Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Laws relating to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Tax authority by Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding were made by Merger Sub. Except to the extent this Agreement is terminated in accordance with Section 8.01, Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company (in its sole and absolute discretion). If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.

(b) As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, and supplements thereto and including exhibits thereto, the “Schedule TO”) with the SEC, which comply in all material respects with the requirements of the Exchange Act and shall contain an Offer to Purchase reflecting the terms and conditions of this Agreement, and a form of the letter of transmittal and other ancillary Offer documents and instruments, if any, in respect of the Offer (together with the Schedule TO, collectively, together with any amendments or supplements thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable Law. Upon reasonable request, and to the extent not publicly available, the Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable Law for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO before it is filed with the SEC, and Parent and Merger Sub shall consider in good faith the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Merger Sub shall promptly provide the Company and its counsel with copies of any written comments or communications, and shall inform them of any oral comments or communications, that Parent, Merger Sub or their counsel may receive after the Agreement Date from the SEC or its staff with respect to the Offer Documents or otherwise with respect to the Offer promptly after receipt of those comments or other communications. The Company and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and Parent and Merger Sub shall consider in good faith the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Schedule TO.

(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

SECTION 1.02 Company Action.

(a) The Company hereby approves of and consents to the Offer and the other transactions contemplated by this Agreement and the Support Agreements and represents that at a meeting duly called and held prior to the execution of this Agreement, the Company Board duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) recommending that the Company’s stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent required to consummate the Merger, adopt this Agreement (such recommendations, the “Board Recommendation”), and (iv) directing that the adoption of this Agreement be submitted, as promptly as practicable upon consummation of the Offer, to any stockholders of the Company if required to consummate the Merger under the DGCL (such actions by the Company Board described in clauses (i) through (iv), collectively, the “Board Actions”).

(b) The Company shall, or shall cause its transfer agent to, promptly after the Agreement Date and from time to time thereafter as reasonably requested by Parent or its agents, furnish Parent with an updated list of its stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, non-objecting beneficial holders, mailing labels and lists of securities positions) and such assistance as Parent may reasonably request in connection with the Offer. In addition, in connection with the Offer, the Company shall, and shall use its reasonable efforts to cause any third parties to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Plan or other Company Benefit Plan, and to permit such holders of Shares to tender Shares in the Offer.

(c) As promptly as practicable after the date the Schedule TO is filed with the SEC, and in any event within three (3) Business Days thereof, the Company shall file with the SEC and disseminate to holders of Shares, as and to the extent required by applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto and including any exhibits thereto, the “Schedule 14D-9”) that shall comply in all material respects with the requirements of the Exchange Act, shall reflect the material terms and conditions of this Agreement and, subject to Section 5.02(d), shall reflect the Board Recommendation and shall include a description of the other Board Actions. To the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 5.02(d), the Company also hereby consents to the inclusion in the Offer Documents of a description of the Board Actions, including the Board Recommendation, in the Offer Documents. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL in connection with a merger effected pursuant to Section 253 of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider in good faith the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall promptly provide Parent, Merger Sub and their counsel with copies of any written comments or communications, and shall inform them of any oral comments or communications, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall consider in good faith the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

SECTION 1.03 Top-Up Option.

(a) The Company hereby grants to Merger Sub an option (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Section 1.03, to purchase that number of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent and Merger Sub at the time of such exercise, constitutes one share more than ninety percent (90%) of the Fully Diluted Shares immediately after the issuance of the Top-Up Option Shares at a price per share equal to the Offer Price; provided, however, that in no event shall the Top-Up Option be exercisable to the extent the number of shares of Company Common Stock issuable upon exercise of the Top-Up Option would exceed the shares of Company Common Stock authorized and unissued or held in the treasury at the time of the exercise of the Top-Up Option (giving effect to shares of Company Common Stock reserved for issuance under any then outstanding Company Stock Options, Company Warrants, Company Restricted Stock Units and any other securities convertible into shares of Company Common Stock, including convertible debt securities then outstanding, as if such shares of Company Common Stock were outstanding).

(b) Merger Sub may only exercise the Top-Up Option, in whole but not in part, at any time (i) after Merger Sub shall own a number of Shares that, together with the Shares then directly or indirectly owned by Parent, represents at least sixty-seven percent (67%) of all of the outstanding Shares and (ii) prior to the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms. In the event that Merger Sub wishes to exercise the Top-Up Option, it shall notify the Company in writing, and shall set forth in such notice: (A) the number of Shares owned by Parent and Merger Sub as of the date of such notice; (B) the denominations of the certificate or certificates evidencing the Top-Up Option Shares; and (C) the place and time for the closing of the purchase of the Top-Up Option Shares by Merger Sub, which shall not be more than five (5) Business Days after delivery of such notice (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of the number of Shares outstanding, the number of Fully Diluted Shares, the number of Top-Up Option Shares and the aggregate purchase price therefor (calculated by multiplying the number of such Top-Up Option Shares by the Offer Price), in each case, as of the date of such notice. In addition, upon Parent’s request, the Company shall cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. At the Top-Up Closing, Parent or Merger Sub shall pay the

Company the aggregate purchase price for the Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate or certificates representing the Top-Up Option Shares in such denominations as was requested by Merger Sub. The aggregate purchase price for the Top-Up Option Shares may be paid by Merger Sub or Parent in whole or in part in cash and by executing and delivering to the Company an unsecured promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares, provided that an amount equal to at least the par value of the Top-Up Option Shares shall be paid in cash. Any such promissory note shall be on terms acceptable to the Company, which terms shall include: (i) the principal amount and accrued interest under the promissory note shall be payable upon the earlier of demand by the Company and the first anniversary of the date of execution and delivery of such promissory note; (ii) the unpaid principal amount of the promissory note shall bear simple interest at a rate of five percent (5%) per annum; (iii) the promissory note shall be full recourse against Parent and Merger Sub, as applicable; (iv) the promissory note may be prepaid at any time without premium or penalty or prior notice; (v) the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Merger Sub fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of ten (10) days or (y) Parent or Merger Sub files or has filed against it any petition under bankruptcy or insolvency Laws or makes a general assignment for the benefit of creditors.

(c) The parties shall cooperate to assure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Law. Parent and Merger Sub acknowledge that the shares of Company Common Stock that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub will be upon the purchase of the Top-Up Option Shares an “accredited investor,” as defined in Rule 501 under Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

The Merger

SECTION 2.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b) Notwithstanding anything in this Agreement to the contrary, if following the Offer and the Subsequent Offering Period (if any) and the exercise (if any) of the Top-Up Option, the requirements for a short form merger pursuant to Section 253 of the DGCL (a “Short

Form Merger”) are satisfied such that the Merger may be effected without a meeting or vote of the stockholders of the Company, Parent and the Company shall use their reasonable efforts to consummate such a Short Form Merger as soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article VII hereof (and in any event within the time parameters set forth in Section 2.02 below).

SECTION 2.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the third Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103-4196, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.03 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of ownership and merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or if another date and time is specified in such filing, such specified date and time, which specified time shall be the same in each document filed pursuant to the DGCL. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 2.04 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 thereof.

SECTION 2.05 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company, as amended (the “Company Certificate of Incorporation”) shall be amended and restated in its entirety at the Effective Time to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation), until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

SECTION 2.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations;

Exchange Fund; Company Equity Awards

SECTION 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock, Parent-Owned Stock. Each Share that is directly owned of record by the Company, any wholly owned Subsidiary of the Company, by Parent or by Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (excluding Shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), payable net to the holder in cash, without interest and subject to any withholding of Taxes required by applicable Law. At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) or (y) any such uncertificated Shares (collectively, the “Uncertificated Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder or beneficial owner who is entitled to demand and properly demands appraisal of such Shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”), shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder or beneficial owner shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, the parties agree and acknowledge that notwithstanding anything to the contrary herein, in any appraisal proceeding under Section 262, the exercise of the Top-Up Option, the issuance of the Top-Up Option Shares pursuant thereto, the delivery by Merger Sub of cash or the promissory note in payment for the Top-Up Option Shares and the other transactions contemplated in connection with the exercise of the Top-Up Option shall not be considered in connection with the determination of the fair value of any Appraisal Shares in accordance with Section 262. At the Effective Time, the Appraisal Shares

shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder or beneficial owner of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with Section 262. Notwithstanding the foregoing, if any such holder or beneficial owner of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder or beneficial owner is not entitled to the relief provided by Section 262, then the right of such holder or beneficial owner to be paid the fair value of such holder’s or beneficial owner’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c). The Company shall give prompt notice to Parent of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to reasonably participate in all negotiations and proceedings with respect to such demands. Notwithstanding anything to the contrary contained herein, no stockholder of the Company shall have any right to seek appraisal of Shares if such right is not expressly provided for as a result of the Merger under Section 262 and nothing in this Agreement is intended to confer any such right in circumstances where it is otherwise not so required.

(e) Adjustment Events. Without limiting any of the provisions of this Agreement, if, between the Agreement Date and the Effective Time, the Shares outstanding are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction, then the Offer Price payable per Share and all Option Amounts, Warrant Amounts and Restricted Stock Unit Amounts shall be adjusted to the extent appropriate to fairly reflect the effects of such transaction.

SECTION 3.02 Exchange Fund.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Parent shall deposit with the Paying Agent at the Effective Time cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Merger Consideration. Each holder of record of Shares shall, (x) upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an

“agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of Merger Consideration that the number of Shares previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been converted into the right to receive pursuant to Section 3.01(c), and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which are not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall have paid any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Subject to Section 3.01(d), until surrendered or transferred as contemplated by this Section 3.02(b), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Uncertificated Shares, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest or hold the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein and in the event the funds on deposit with the Paying Agent are insufficient to pay the aggregate Merger Consideration, Parent shall deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to pay the aggregate Merger Consideration.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, any holder of outstanding options to acquire shares of Company Common Stock from the Company (“Company Stock Options”), any holders of warrants to acquire shares of Company Common Stock from the Company (“Company Warrants”), or any holder of restricted stock units of the Company (“Company Restricted Stock Units”), such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (including the rules and regulations promulgated thereunder, the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, the holder of the Company Stock Options, the holder of Company Warrants or the holder of Company Restricted Stock Units, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

SECTION 3.03 Company Equity Awards.

(a) Treatment of Company Stock Options, Company Restricted Stock Units and Company Warrants. As soon as reasonably practicable following the Agreement Date, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Stock Plan) shall adopt appropriate resolutions and take all other actions as may be required to provide that, immediately prior to the Effective Time, (i) each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock

Option or any other Person, canceled, and, in exchange therefor, each former holder of each such canceled Company Stock Option shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, a bonus equal to an amount in cash (without interest and subject to any applicable withholding of Taxes required by applicable Law in accordance with Section 3.02(h)) equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock previously subject to such Company Stock Option, multiplied by (B) the total number of shares of Company Common Stock previously subject to such Company Stock Option (such amount, the “Option Amount”); (ii) each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Restricted Stock Unit or any other Person, canceled, and, in exchange therefor, each former holder of each such canceled Company Restricted Stock Unit shall be entitled to receive, in consideration of the cancellation of such Company Restricted Stock Unit and in settlement therefor, a bonus equal to an amount in cash (without interest and subject to any applicable withholding of Taxes required by applicable Law in accordance with Section 3.02(h)) equal to (x) the Merger Consideration, multiplied by (y) the total number of shares of Company Common Stock previously subject to such Company Restricted Stock Unit (such amount, the “Restricted Stock Unit Amount”); and (iii) in accordance with the terms of each unexercised Company Warrant that is outstanding immediately prior to the Effective Time, each such Warrant, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Warrant or any other Person, canceled, and, in exchange therefor, each former holder of each such canceled Company Warrant shall be entitled to receive, in consideration of the cancellation of such Company Warrant and in settlement therefor, a bonus equal to an amount in cash (without interest and subject to any applicable withholding of Taxes required by applicable Law in accordance with Section 3.02(h)) equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock previously subject to such Company Warrant, multiplied by (B) the total number of shares of Company Common Stock previously subject to such Company Warrant (the “Warrant Amount”). All amounts payable pursuant to this Section 3.03 shall be paid no later than twenty-five (25) calendar days after the Effective Time, without interest and subject to any applicable withholding of Taxes required by applicable Law in accordance with Section 3.02(h), and Parent shall cause the Surviving Corporation to make such payments in accordance with the foregoing and the terms of the Company Stock Options, the Company Restricted Stock Units and/or the applicable Company Stock Plans pursuant to which they were issued (as modified pursuant hereto).

(b) Termination of Company Stock Plans. Prior to the acceptance for payment of any Shares pursuant to the Offer (the “Share Acceptance Time”), except as otherwise agreed to by the parties, the Company shall take such action such that the Company Stock Plans shall terminate as of the Effective Time.

(c) Board Action. As promptly as practicable following the Agreement Date, the Company Board (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 3.03.

ARTICLE IV

Representations and Warranties

SECTION 4.01 Representations and Warranties of the Company. Except (i) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act and, in each case since January 1, 2013 and prior to the Agreement Date, other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate (or similar) power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Subsidiaries. Section 4.01(b) of the Company Disclosure Schedule lists each Subsidiary of the Company and the jurisdiction of organization thereof.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 47,166,666 shares of Company Common Stock, and 2,833,334 shares of Class B Common Stock, par value US$0.01 per share (the “Company Class B Stock”). At the close of business on October 11, 2015, (A) (1) 29,880,261 shares of Company Common Stock were issued and outstanding, and (2) 140,250 shares of Company Common Stock were held by the Company in its treasury, (B) no shares of Company Class B Stock were issued or outstanding or held by the Company in its treasury, (C) (1) 504,475 shares of Company Common Stock were reserved and available for issuance pursuant to the CTI Group (Holdings) Inc. Stock Incentive Plan, (2) 5,000,000 shares of Company Common Stock were reserved and available for issuance pursuant to the CTI Group (Holdings) Inc. 2015 Stock Incentive Plan, and (3) no shares of Company Common Stock were reserved and available for issuance under the CTI Group (Holdings) Inc. Amended and Restated Stock Option and Restricted Stock Plan (collectively, the “Company Stock Plans”), (D) 4,510,921 shares of Company Common Stock were subject to Company Stock Options, (E) 1,392,253 shares of Company Common Stock were subject to Company Restricted Stock Units, and (F) 1,040,140 shares of Company Common Stock were subject to Company Warrants.

(ii) Section 4.01(c)(ii) of the Company Disclosure Schedule sets forth a true and complete list, as of the Agreement Date, of all outstanding Company Stock Options, Company Warrants and Company Restricted Stock Units.

(iii) Except as set forth in Section 4.01(c)(i), at the close of business on October 11, 2015, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Between October 11, 2015 and the Agreement Date, (A) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock issued in accordance with the terms of the then-outstanding equity awards granted pursuant to the Company Stock Plans and issuances in the ordinary course of business in connection with grants under Company Stock Plans to new employees, and (B) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or interests representing or convertible into the right to acquire shares of capital stock of the Company or its Subsidiaries, other than issuances in the ordinary course of business in connection with grants under Company Stock Plans to new employees.

(iv) There are no outstanding options or other rights to purchase shares of capital stock or other ownership interests in any Subsidiary of the Company or restricted stock, restricted stock units, performance awards, or other benefits granted that are payable in capital stock or other ownership interests in any Subsidiary of the Company, and none of the Company’s Subsidiaries has any equity incentive plan, employee stock purchase plan, or any similar plan, agreement or arrangement.

(v) All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All Company Stock Options and Company Restricted Stock Units were issued pursuant to and in accordance with, the Company Stock Plans.

(vi) There is no Indebtedness of the Company convertible into, or exchangeable for, equity securities of the Company (“Convertible Company Debt”). Except for any obligations pursuant to this Agreement, any Company Stock Plan or as otherwise set forth in this Section 4.01(c), as of the Agreement Date, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or any Convertible Company Debt, or (B) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking.

(vii) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plans.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval (if such approval is required under applicable Law). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval (if such approval is required under applicable Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Assuming the Offer is consummated in accordance with the terms of this Agreement and the conditions of Section 253 of the DGCL are satisfied, no vote or consent of the stockholders of the Company is necessary to authorize this Agreement or to consummate the Offer, the Merger or any other transaction contemplated in this Agreement.

(ii) The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Certificate of Incorporation, the Amended Bylaws of the Company (the “Company Bylaws”) or the comparable organizational documents of any of its Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.01(e), (A) any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, undertaking or other binding obligation, whether written or oral, to which the Company or any Subsidiary of the Company is a party, by which the Company or any Subsidiary of the Company or any of their assets is bound or under which the Company or any Subsidiary of the Company has any obligation (a “Contract”), or (B) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any court decision, order, writ, injunction, award, judgment or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets other than, in the case of clause (ii) above, any such conflicts violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Required Filings and Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation of the Offer or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (1) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Schedule 14D-9 contemplated by Section 1.02(c) and, if required by applicable Law in connection with obtaining the Stockholder Approval, the filing with the SEC and mailing to the stockholders of the Company of a proxy statement prepared pursuant to Section 14 of the Exchange Act regarding the Merger (the “Proxy Statement”) and the other transactions contemplated hereby, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (3) any filings or notices required under the rules and regulations of OTC Markets Group, (4) compliance with applicable foreign or state securities or “blue sky laws,” and (5) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected (x) to have a Material Adverse Effect or (y) to prevent or materially delay the consummation of the Offer or prevent the Company from consummating the Merger.

(f) SEC Documents; Financial Statements.

(i) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished by the Company since January 1, 2013 (the “SEC Documents”). As of their respective dates of filing, or, if amended, as of the date of the last such amendment, (A) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and (B) except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file any forms, schedules, statements, reports or other documents with the SEC.

(ii) Except to the extent updated, amended, restated or corrected by reports, schedules, forms, statements and other SEC Documents filed by the Company with the SEC or furnished by the Company to the SEC on or following March 30, 2015 and prior to the date of this Agreement (the “2015 SEC Documents”), the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with accounting principles generally accepted in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited quarterly statements, to customary year-end adjustments).

(iii) Except as set forth on Section 4.01(f)(iii) of the Company Disclosure Schedule and except for those (A) Liabilities reflected (or for which reserves were established) in the audited consolidated balance sheet of the Company as of December 31, 2014 (or the notes thereto) included in the 2015 SEC Documents, (B) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014, (C) Liabilities that are disclosed in the 2015 SEC Documents, (D) Liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and (E) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, neither the Company nor any Subsidiary of the Company has any liabilities (absolute, accrued, contingent or otherwise) (each, a “Liability”) that are required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto under GAAP.

(iv) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15(d)-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. Such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(v) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

(g) Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2014 and through the Share Acceptance Time, there has not occurred any Material Adverse Effect. Except as contemplated by this Agreement, since December 31, 2014 and through the Agreement Date, the Company and the Subsidiaries of the Company have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.01(b)(vi), Section 5.01(b)(vii), Section 5.01(b)(xi), Section 5.01(b)(xii) or Section 5.01(b)(xiii), other than as set forth in Section 4.01(g) of the Company Disclosure Schedule.

(h) Litigation. There is no material suit, claim, action, proceeding, hearing, notice of violation, arbitration, demand letter, or, to the Knowledge of the Company, investigation pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company (including by virtue of indemnification or otherwise) or their respective assets or properties. Neither the Company nor any Subsidiary of the Company is subject to any material outstanding Judgment.

(i) Compliance; Regulatory Compliance. Other than labor and employment matters, employee benefits matters, tax matters, environmental matters or intellectual property matters, which are the subjects of Section 4.01(j), Section 4.01(l), Section 4.01(m), Section 4.01(n) and Section 4.01(r), respectively:

(i) Each of the Company and the Company’s Subsidiaries (i) has been operated at all times in compliance with all Laws and Judgments applicable to the Company or any of the Company’s Subsidiaries or by which any property, business or asset of the Company or any of the Company’s Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries or any property or asset of the Company or any of the Company’s Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries has received any written communication during the past year from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Law or Judgment.

(ii) To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries, nor any of its or their Representatives, acting on their behalf, has, in connection with the operation of their respective businesses, (i) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable at that time, or any other similar applicable Law, (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures, gifts or anything else of value, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.

(iii) Each of the Company and the Company’s Subsidiaries has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities and third Persons necessary for the conduct of the Company’s and the Company’s Subsidiaries’ business and the use of their properties and assets, as presently conducted and used (the “Company Permits”) and all Company Permits are valid and in full force and effect, except where such failure has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries has received written notice from any Governmental Entity or third Person that any such Company Permit is subject to any adverse action which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Labor and Employment Matters.

(i) Neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement covering any of their respective employees. To the Company’s Knowledge, there are no current union organization efforts with respect to the Company’s and/or its Subsidiaries’ employees. To the Company’s Knowledge, there are no current, pending or threatened labor strikes, slowdowns, work stoppages, or lockouts with respect to the Company’s or its Subsidiaries’ employees. To the Company’s Knowledge, there is no unfair labor practice complaint against the Company or any of its Subsidiaries pending or threatened.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are presently in material compliance with all applicable Laws related to equal employment opportunity, employment discrimination, wage and hour immigration, occupational health and safety, workers’ compensation, and the payment of social security and other employment taxes.

(iii) Neither the Company nor any of its Subsidiaries has incurred any Liability or obligation under the Worker Readjustment and Notification Act or any other comparable state or local Law in the United States which remains unsatisfied.

(k) Affiliate Transactions. Neither the Company nor any Subsidiary of the Company is a party to any material Contract with any (i) officer or director of the Company or any Subsidiary of the Company, other than as part of such person’s employment or service with the Company or any Subsidiary of the Company, (ii) beneficial owner of five percent (5%) or more of any voting securities of the Company, or (iii) any Affiliate of the Company (other than any Subsidiary of the Company), in each case of the type that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(l) Employee Benefit Matters.

(i) Section 4.01(l)(i) of the Company Disclosure Schedule contains a true, complete and correct list of each Company Benefit Plan and separately identifies each Company Benefit Plan that is (1) an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or (2) an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA). Neither the Company, any of its Subsidiaries nor any of the Controlled Group Members has any Liability with respect to any employee benefit plan, Contract, program, fund or arrangement in the nature of those arrangements described in the definition of Company Benefit Plan, other than the Company Benefit Plans. The Company has made available to Parent true, complete and correct copies of (A) each Company Benefit Plan (or a written summary of any unwritten plan or arrangement), together with all amendments thereto, (B) in the case of any Company Benefit Plan for which Forms 5500 are required to be filed, the two (2) most recent annual reports on Form 5500 with schedules attached filed with the Internal Revenue Service, (C) in the case of any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (D) with respect to each Company Benefit Plan, each trust agreement, insurance or group annuity contract, administration and similar agreements, and investment management or investment advisory agreements, (E) with respect to each Company Benefit Plan, the most recent summary plan description, or summary of material modifications, and (F) all personnel, payroll and employment manuals, handbooks and policies.

(ii) Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (A) each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and with applicable Law (including ERISA and the Code) and the regulations thereunder and each of the Company and any of its Subsidiaries has in all respects met its obligations with respect to each Company Benefit Plan and has timely made or accrued (or timely shall make or accrue) all required contributions thereto and paid all benefits thereunder, (B) all filings, reports, returns, and similar documents, as to each Company Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor, or to any other Governmental Entity, have been timely submitted, (C) there have been no (1) non-exempt prohibited transactions (as defined in Section 4975(c) of the Code and Section 406 of ERISA) with respect to any such Company Benefit Plan that is subject to Section 4975 of the Code or Section 406 of ERISA, where the Company or, to the Knowledge of the Company, any party dealing with such Company Benefit Plan or any such trust would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code or (2) to the Knowledge of the Company, breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that are subject to ERISA that could reasonably be expected to result in any Liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries, and (D) all Company Benefit Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Benefit Plans are so qualified and the Company Benefit Plan and the trust related thereto are exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

(iii) Neither the Company, its Subsidiaries nor any of the Controlled Group Members has ever (A) maintained any “employee benefit plan” within the meaning of Section 3(3) of ERISA that was subject to Section 412 of the Code or Title IV of ERISA or had any Liability with respect to such plan, or (B) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. “Controlled Group Member” means any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(iv) All Liabilities or expenses of the Company in respect of any Company Benefit Plan (including workers compensation) which have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP.

(v) Except as set forth in Section 4.01(l)(v) of the Company Disclosure Schedule, to the extent permitted by applicable Law, each Company Benefit Plan is amendable and terminable unilaterally by the Company or one of more of its Subsidiaries at any time without Liability to the Company or any of its Subsidiaries as a result thereof.

(vi) Section 4.01(l)(vi) of the Company Disclosure Schedule sets forth each Company Benefit Plan that provides health or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA).

(vii) Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, proceedings, claims, arbitrations, audits or investigations that are pending or threatened with respect to any Company Benefit Plan, other than routine claims for benefits.

(viii) Except as set forth in Section 3.03 of this Agreement and in Section 4.01(l)(viii) of the Company Disclosure Schedule, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (including as a result of termination of employment on or following the Closing), (A) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or any of its Subsidiaries, or (B) accelerate the time of payment or vesting, cause a lapse of repurchase rights, trigger any payment or funding (through a grantor trust or otherwise) of, or compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to any Company Benefit Plan or increase the amount of compensation due any such employee or officer. Except as set forth in Section 4.01(l)(viii) of the Company Disclosure Schedule, there is no Company Benefit Plan or other plan, Contract, program, fund or arrangement of any kind, that, individually or collectively, has given rise or could give rise to the payment of any amount that would not be deductible pursuant to (A) Sections 280G of the Code (determined without regard to Section 280G(b)(4) of the Code) or (B) Section 162(m) of the Code.

(ix) Except as set forth in Section 4.01(l)(ix) of the Company Disclosure Schedule, no Company Benefit Plan covers employees of the Company or any of its Subsidiaries outside of the United States.

(x) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and is now in documentary compliance.

(m) Taxes.

(i) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all material Tax Returns required to be filed by them and all such Tax Returns were true, complete and correct an all material respects. All material Taxes required to be paid by the Company and each of its Subsidiaries have been paid, except for those Taxes for which adequate reserves have been established in the financial statements included in the 2015 SEC Documents in accordance with GAAP. There are no material Liens related to Taxes on any assets of the Company or any of its Subsidiaries other than Permitted Liens relating to Taxes not yet due and payable and Liens for Taxes contested in good faith by appropriate proceedings.

(ii) The Company and each of its Subsidiaries have withheld all material federal, state, local and foreign Taxes required to be withheld in connection with amounts owing to any employee, independent contractor, creditor, stockholder or any other third party. Neither the Company nor any of its Subsidiaries has received any written notice of any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination on proposed adjustment with respect to any Tax Return of the Company or any of its Subsidiaries.

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements with any Person other than the Company or any Subsidiary, except for such agreements solely among the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise.

(iv) Except for the U.S. affiliated group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

(v) Neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any material Tax.

(vi) Neither the Company nor any of its Subsidiaries has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(vii) No Governmental Entity in a jurisdiction where the Company or a Subsidiary of the Company does not file Tax Returns has ever claimed that the Company or that Subsidiary, as the case may be, is subject to Liability for any material Taxes by that jurisdiction or is required to file a material Tax Return in that jurisdiction.

(viii) As used herein, the term “Taxes” means all income, profits, capital gains, payroll, unemployment, customs duties, premium, compensation, franchise, gross receipts, capital, net worth, sales, use, withholding, social security, disability, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), excise, duties, levies, imposts and other similar taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity. As used herein, the term “Tax Return” means any return, statement, report or form, including in each case any amendments thereto, required to be filed with any Governmental Entity or with respect to Taxes of the Company or its Subsidiaries.

(n) Hazardous Materials. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(i) The Company and each of its Subsidiaries are currently in compliance with, and have at all times during the past five (5) years been in compliance with, all applicable Environmental Laws;

(ii) There has been no Release of or, to the Company’s Knowledge, threatened Release of, and no Person has been exposed to any Hazardous Materials at the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries which would reasonably be expected to give rise to any Liability under applicable Environmental Law or which is required to be remediated or reported by the Company or any of its Subsidiaries under applicable Environmental Law;

(iii) Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information, nor does the Company or any of its Subsidiaries have Knowledge of any pending or threatened written notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries is or may be liable for violations of any Environmental Law;

(iv) To the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to (i) prevent, hinder or limit continued compliance with Environmental Laws, (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws, relating to environmental site conditions, (iii) require a material expenditure to comply with Environmental Laws or meet applicable standards thereunder, or (iv) cause or create a Material Adverse Effect under Environmental Laws;

(v) Neither the Company nor any of its Subsidiaries has used, manufactured, handled, stored, transported, treated, disposed, or arranged for the use, manufacturing, handling, storage, transportation, treatment or disposal of any Hazardous Material in a manner that would reasonably be expected to give rise to any Liability under Environmental Laws. To the Company’s Knowledge, no property or facility used by the Company or any of its Subsidiaries at any time now or in the past for the transportation, treatment, storage or disposal of any Hazardous Material is listed or is proposed for listing on the National Priorities List or any similar federal, state or local compilation of contaminated sites or is otherwise undertaking actions or is subject to any requirement to investigate, monitor or remediate environmental conditions at the site;

(vi) None of the Company or any of its Subsidiaries has entered into any indemnity or other Contract with any other Person (except for provisions in leases for real property), imposing liabilities or obligations on the Company or any of its Subsidiaries under any Environmental Law; and

(vii) “Environmental Law” means all applicable Laws relating to the protection of the environment, natural resources or, to the extent relating to exposure to Hazardous Material, human health and safety. “Hazardous Material” means any substance that is (X) listed, classified or regulated as a “hazardous substance,” “hazardous material,” “hazardous chemical,” “hazardous waste,” or similar terminology pursuant to any Environmental Law, or (Y) any other substance which is regulated by any applicable Governmental Entity pursuant to any applicable Environmental Law. “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or disposing of barrels, containers and other closed receptacles containing any Hazardous Material), whether intentional or unintentional, of any Hazardous Material.

(o) Material Contracts. Section 4.01(o) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Agreement Date, of all Contracts that fall within the following categories:

(i) any Contract that the Company reasonably expects to involve payments or receipts by or to the Company and/or its Subsidiaries in an amount in excess of US$100,000 during any twelve (12) month period after the date of this Agreement, except for any such Contract that may be canceled, without penalty or other Liability to the Company or any of its Subsidiaries, upon notice of sixty (60) calendar days or less;

(ii) any Contract that grants any right of first refusal or right of first offer or that limits or purports to limit the ability of the Company of any Subsidiary of the Company to own, operate, sell, transfer or otherwise dispose of any material amount of assets or businesses;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has incurred any Indebtedness and the outstanding principal amount of the Indebtedness as of the date of this Agreement is in excess of US$100,000;

(iv) any joint venture or partnership agreement;

(v) any Contract under which the Company or any Subsidiary expressly grants any license or similar rights under any patents or know-how;

(vi) any Contract under which the Company or any Subsidiary is expressly granted any license or similar rights under any Intellectual Property in each case material to the Company and its Subsidiaries taken as a whole, excluding non-exclusive licenses with respect to software that is generally commercially available; and

(vii) any Contract that materially limits or otherwise restricts in any material respect the ability of the Company or any of its Subsidiaries to engage or compete in any line of business or to sell, supply, or distribute any product or service, in each case, in any location, or to compete with any Person (the Contracts specified in clauses (i) through (viii), collectively, the “Company Material Contracts”).

Each of the Company Material Contracts is a valid, binding and enforceable obligation of the Company or its Subsidiaries, and is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). No event has occurred with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any action, which in any such case, with or without notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien (other than a Permitted Lien), prepayment or acceleration under any of the Company Material Contracts.

(p) Insurance. The Company has made available to Parent a list of all material insurance policies maintained by the Company or any Subsidiary of the Company or which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. All such policies are in full force and effect, all premiums due thereunder have been paid, and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such policies. Neither the Company nor any of its Subsidiaries has received written notice of cancellation, lapse or invalidation of any such insurance policies, other than notices received in connection with renewals in the ordinary course of business.

(q) Title to Property.

(i) Neither the Company nor any of its Subsidiaries own any real property. Section 4.01(q) of the Company Disclosure Schedule sets forth a true and complete list of all material leases and subleases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a landlord, sublessor, tenant or a subtenant (individually, a “Leased Real Property”). The Company has previously made available to Parent complete and accurate copies of each Real Property Lease and any amendments or modifications thereof. The Company is the sole owner and holder of a leasehold estate in each Leased Real Property. No Person leases, subleases, licenses or otherwise has a right to use or occupy any of the Leased Real Property except for the Company. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in any of the Leased Real Property.

(ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Company and its Subsidiaries has (A) good and valid title to all of its owned properties, assets and other rights that constitute personal property free and clear of all Liens (other than Permitted Liens), and (B) valid contractual rights to use all of the assets, tangible and intangible, used by its business which the Company does not own, in each case, such as are necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted. This Section 4.01(q) does not relate to Intellectual Property and Technology matters, which are the subject of Section 4.01(r).

(r) Intellectual Property.

(i) As used herein “Intellectual Property” means United States and foreign: (A) patents and patent applications and substantial equivalents thereto (such as utility models and inventors’ certificates), including extensions, reissues, renewals and reexaminations (collectively, the “Patents”); (B) trademarks, service marks, trade dress, trade names, Internet Domain names and registrations and applications for registration to the foregoing, including extensions and renewals (collectively, the “Trademarks”); (C) copyrights, rights in databases and data collections, registrations and applications for registration of any of the foregoing, including renewals and extensions (collectively, the “Copyrights”); and (D) Technology. As used herein, “Technology” means trade secrets, know how, software (excluding non-exclusive commercially available software), and other proprietary or confidential information. As used herein, “Company Intellectual Property” means all Intellectual Property owned by or licensed to the Company or any of its Subsidiaries.

(ii) Section 4.01(r)(ii) of the Company Disclosure Schedule sets forth, with the owner, country(ies) or region, registration and application numbers and dates indicated, as applicable, all Patents, Trademarks and Copyrights owned by the Company or any of its Subsidiaries (solely or jointly with any other Person) that are issued or registered or that have been applied for and pending issuance or registration with any Governmental Entity. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such Patents, Trademarks or Copyrights due or payable before or as of the Agreement Date have been paid in full in a timely manner to the proper Governmental Entity. Except for any Company Intellectual Property licensed to the Company or any of its Subsidiaries, all Company Intellectual Property required to be listed on Section 4.01(r)(ii) of the Company Disclosure Schedule is owned solely or jointly by the Company or one of its Subsidiaries and the Company’s ownership rights are free and clear of all Liens, except Permitted Liens and licenses granted pursuant to Material Contracts listed in Section 4.01(o)(v) of the Company Disclosure Schedule.

(iii) The Company and its Subsidiaries own or have sufficient rights under all Intellectual Property necessary for or material to the operation of the business of the Company and its Subsidiaries as currently conducted.

(iv) Except as set forth in a Company Material Contract made available to Parent, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has granted an exclusive license to any Company Intellectual Property.

(v) As of the Agreement Date, (A) no actual Claims are pending or, to the Knowledge of the Company, threatened in writing, against the Company, or any of its Subsidiaries with respect to the ownership, validity, enforceability, infringement, or misappropriation of any Intellectual Property; (B) neither the Company nor any of its Subsidiaries has received any written communication alleging that (1) the Company or any of its Subsidiaries infringes, has misappropriated, or otherwise violates or conflicts with any Intellectual Property of any Person, or (2) except pursuant to a Company Material Contract disclosed to Parent, the Company is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property; and (C) to the Knowledge of the Company, none of the material Intellectual Property owned by the Company or any of its Subsidiaries is the subject of any inter partes proceedings, including reexaminations, interferences, oppositions, cancellations, and lawsuits.

(vi) To the Knowledge of the Company, no Person is infringing, misappropriating, otherwise violating or conflicting with any material Intellectual Property owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries except as set forth in Section 4.01(r)(vi) of the Company Disclosure Schedule.

(s) Brokers and Other Advisors. Except for Cherry Tree & Associates, LLC, there is no broker, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(t) Cash on Hand. As of the Agreement Date, the Company’s cash and/or cash equivalents, less all investment bankers’ and brokers’ fees and all attorneys’ fees (collectively, “Fees”) incurred as of such date by the Company in connection with the Agreement and the transactions contemplated thereby plus an estimate of all additional Fees to be incurred by the Company prior to and including the Effective Time in connection with the Agreement and the transactions contemplated thereby, are in excess of US$2,000,000.

(u) Takeover Statutes. Subject to the accuracy of the representations in Section 4.02(h), the Company Board has taken all action necessary to exempt the transactions contemplated hereby from the restrictions applicable to business combinations included in Section 203 of the DGCL and the restrictions applicable to business combinations contained in Section 203(a) of the DGCL are not applicable to the execution, delivery or performance of this Agreement or the Offer or to the consummation of the transactions contemplated hereby and thereby. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation of any Governmental Entity is applicable to the Company or the transactions contemplated by this Agreement.

(v) Fairness Opinion. The Company Board has received the opinion of Cherry Tree & Associates, LLC to the effect that, as of the date of such opinion, and based upon and subject to the various factors, qualifications, assumptions and limitations set forth therein, the Offer Price is fair, from a financial point of view, to the Company’s stockholders. A signed copy of the written opinion will be delivered to Parent promptly after receipt thereof by the Company.

(w) No Other Representations or Warranties. The representations and warranties of the Company set forth in this Agreement (as modified by the Company Disclosure Schedule) constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the Merger and the transactions contemplated hereby, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its Affiliates or the transactions contemplated hereby, and all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives or any other Person.

SECTION 4.02 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

(b) Authority; Noncontravention.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceedings (including any action by the stockholders of Parent) on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Offer, the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The execution and delivery of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, or (ii) subject to the filings and other matters referred to in Section 4.02(c), (A) any Contract of Parent or Merger Sub or any of their respective Subsidiaries, or (B) any Law or Judgment, in each case applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Required Filings and Consents. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated hereby, except for (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Schedule TO, (3) compliance with any applicable foreign or state securities or “blue sky laws”, (4) any filings or notices required under the rules and regulations of OTC Markets Group, and (5) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Capital Resources. Parent has as of the Agreement Date, and Merger Sub as of the Share Acceptance Time shall have, sufficient cash or cash equivalents available to pay for all shares of Company Common Stock tendered pursuant to the Offer and to pay the aggregate Merger Consideration and the aggregate Option Amounts, Restricted Stock Unit Amounts and Warrant Amounts, as well as to make any and all other payments required to be made by Parent or Merger Sub in connection with the transactions contemplated under this Agreement.

(e) Operations and Assets of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement. Parent owns, beneficially, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens.

(f) Ownership of Company Common Stock. Except as set forth in this Agreement and the Support Agreements, as of the Agreement Date, neither Parent nor Merger Sub beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Share Acceptance Time beneficially own, any Shares, or is a party, or will prior to the Share Acceptance Time become a party, to any Contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

(g) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(h) Ownership of Company Shares; Anti-Takeover Law. As of the Agreement Date, none of Parent, Merger Sub nor any of their respective Affiliates “beneficially owns” (as defined in Rule 13d-3 of the Exchange Act) any Shares, nor have any of them during the past three years “owned” any Shares within the meaning of Section 203 of the DGCL.

(i) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01 Conduct of Business of the Company and its Subsidiaries.

(a) The Company covenants and agrees that, during the period from the Agreement Date until the Share Acceptance Time, except as expressly contemplated by this Agreement, as set forth in Section 5.01(a) of the Company Disclosure Schedule, as required by Law, or unless Parent shall otherwise consent in writing, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall use commercially reasonable efforts to preserve intact its and its Subsidiaries’ business organization, and to preserve its present relationships with material customers, employees, licensees, licensors and other Persons with which it or any of its Subsidiaries has material business relations.

(b) Without limiting the generality of Section 5.01(a), between the Agreement Date and the Share Acceptance Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01(b) of the Company Disclosure Schedule, or as required by Law, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iii) issue or authorize the issuance of any shares of capital stock of any class, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire or receive any shares of capital stock or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except for the issuance of shares of Company Common Stock reserved for issuance on the Agreement Date pursuant to the exercise of Company Stock Options, the vesting of Company Warrants and the vesting of Company Restricted Stock Units, in each case outstanding on the Agreement Date and in accordance with their present terms, and except for the issuance of Company Common Stock reserved for issuance on the Agreement Date pursuant to and in accordance with Company Benefits Plans; and

(iv) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, to acquire any such securities, or propose to do any of the foregoing, except as may be permitted or required by any existing Contract or Company Benefits Plans;

(v) (A) increase the compensation payable or to become payable to its current or former directors, officers or employees, (B) except as set forth in Section 5.01(b)(v) of the Company Disclosure Schedule, hire any person as or promote any person, (C) grant any severance or termination pay to, or enter into, modify, amend, terminate or adopt, or promise to enter into, modify, amend, terminate or adopt, any golden parachute arrangement subject to Sections 280G and 4999 of the Code, or any Company Benefit Plan or other plan, Contract, agreement or arrangement that would be a Company Benefit Plan, (D) amend any existing stock option or other equity-based compensation or enter into any agreement under which any stock option or other equity-based compensation would be required to be issued, except as permitted by Section 3.03, or (E) except as provided herein and except as set forth in Section 5.01(b)(v) of the Company Disclosure Schedule, accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan;

(vi) (A) (1) incur any Indebtedness for or enter into any Contract for the incurrence of Indebtedness, other than maintaining or replacing any letter of credit entered into in connection with the Real Property Leases or with equipment leases, or any intercompany indebtedness, or (2) incur any Indebtedness for or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary); or (B) authorize any capital expenditures or purchase of fixed assets which are in excess of US$100,000 in the aggregate;

(vii) adopt or propose any change to its certificate of incorporation (including by filing a certificate of designation), certificate of formation, bylaws, partnership agreement, operating agreement or other similar organizational documents (whether by merger, consolidation, acquisition of stock or assets or otherwise);

(viii) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person (other than any of the Company or its Subsidiaries and other than advances to employees for travel and other business expenses in the ordinary course of business consistent with past practice);

(ix) sell, lease, assign, license, mortgage or otherwise transfer, or create or incur any Lien (other than Permitted Liens), or pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the assets (including any intangible assets), licenses, operations, rights, securities, properties, interests or businesses of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(x) except for customer Contracts entered into in the ordinary course of business, enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, amend or modify in any material respect or terminate or default under any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any of the Company or its Subsidiaries thereunder, in each case (other than in the case of a default), other than in the ordinary course of business consistent with past practice and except for renewals or terminations in accordance with the terms of any Company Material Contract;

(xi) change in any material respect any of the Company or its Subsidiaries’ methods of accounting or accounting practices, policies or procedures, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants;

(xii) settle or compromise, or offer or propose to settle or compromise, any Claim if doing so would (A) require the payment of monetary damages by any of the Company or its Subsidiaries after the date hereof of any amount in excess of US$25,000 per Claim or US$100,000 in the aggregate for all such Claims or (B) involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of the Company and its Subsidiaries, taken as a whole;

(xiii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger; or

(xiv) authorize or make any commitment to do any of the foregoing.

(c) No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) Reasonable Costs Permitted. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub acknowledge that at any time following the Agreement Date, the Company and its Subsidiaries shall be permitted to incur reasonable costs in connection with the transactions contemplated by this Agreement.

SECTION 5.02 Solicitation.

(a) Subject to Section 5.02(b):

(i) The Company shall not and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, from and after the Agreement Date until the earlier of the Share Acceptance Time or the termination of this Agreement in accordance with Section 8.01 (other than with respect to Parent and Merger Sub), (A) solicit, initiate or intentionally encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute a Takeover Proposal, (B) participate or engage in any discussions or negotiations with any Person with respect to a Takeover Proposal, (C) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations, or (D) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to a Takeover Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to (A) any acquisition, purchase, or exclusive license of all or substantially all of the Company’s rights with respect to, in a single transaction or a series of transactions, of (1) assets of the Company (including capital stock of the Subsidiaries of the Company) or any Subsidiary of the Company representing twenty percent (20%) or more of the assets (measured by fair market value) of the Company and its Subsidiaries, taken as a whole or to which twenty percent (20%) or more of the Company’s net revenues on a consolidated basis are attributable, or (2) twenty percent (20%) or more of the outstanding shares of the Company Common Stock, (B) any transaction that, if consummated, would result in any Person or group owning, directly or indirectly, or having the right to acquire, equity interests representing twenty percent (20%) or more of the voting power of the Company, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, twenty percent (20%) or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, (D) the issuance or sale by the Company or its Subsidiaries (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing twenty percent (20%) or more of the voting power of the Company, or (E) any combination of the foregoing, other than, in each case, the transactions contemplated by this Agreement.

(ii) The Company shall immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Person conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Takeover Proposal and request that all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person be returned or destroyed.

(b) Notwithstanding anything to the contrary contained in Section 5.02(a), if at any time from and after the Agreement Date and prior to the Share Acceptance Time, (i) the Company has received a written Takeover Proposal from a third party, (ii) the Company received such Takeover Proposal other than as a result of a breach or violation of the terms of this Section 5.02, (iii) to the extent the Company is prohibited as a result of a confidentiality, non-disclosure or similar Contract from disclosing to Parent or its Representatives any discussions or negotiations between the Company or its Representatives and such Person, or any information that may be exchanged in connection with such discussions or negotiations, in each case as required by the provisions of this Agreement, such Person has provided the Company with a written acknowledgement that such discussions, negotiations and the information exchanged in connection therewith may be disclosed to Parent and its Representatives to the extent required by this Agreement (it being agreed that any inquiry by the Company, its Subsidiaries or the Company’s Representatives made solely to determine whether such confidentiality, non-disclosure or similar Contract applies to discussions or negotiations between such Person and the Company shall not constitute a breach of the provisions of this Section 5.02), and (iv) the Company Board determines in good faith that (A) such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, and (y) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal. As used herein, the term “Superior Proposal” means any bona fide written Takeover Proposal which, if consummated, would result in any Person becoming the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of eighty percent (80%) or more of the outstanding Shares or eighty percent (80%) or more of the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines, after consultation with the Company’s financial advisor and outside legal counsel and taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal, if accepted, is reasonably capable of being consummated, and if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger.

(c) From and after the Agreement Date until the Share Acceptance Time, the Company shall as promptly as practicable notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives any Takeover Proposal from any Person or group (but no event later than twenty-four (24) hours after such receipt), which notice shall set forth the material terms and conditions of any such Takeover Proposal and the identity of the Person making such Takeover Proposal. The Company shall keep Parent informed at Parent’s request or otherwise as promptly as practicable of any material change in the status of or material terms and conditions (including all material amendments or proposed material amendments conveyed to the Company or its Representatives) of any such Takeover Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the Agreement Date that prohibits the Company from providing the information described in this Section 5.02(c) to Parent.

(d) From and after the Agreement Date until the Share Acceptance Time, neither the Company Board nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal, (ii) withdraw, change, amend, modify or qualify in a manner adverse to Parent or Merger Sub the Board Recommendation, (iii) fail to include the Board Recommendation in (or remove it from) the Schedule 14D-9; (iv) fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent, Merger Sub or their Affiliates) prior to the date that is five (5) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the Company’s stockholders tender their respective Shares in such tender offer or exchange offer, or (v) following the date any Takeover Proposal or any material modification thereto is first made public or sent or given to the Company’s stockholders, fail to issue a press release stating that the Board Recommendation has not changed within five (5) Business Days following Parent’s written request to do so (or resolve, determine or publicly propose to do any of the foregoing) (any action or failure to act set forth in the foregoing clauses (i) or (iv) above, an “Adverse Recommendation Change”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Company receives a Takeover Proposal which the Company Board concludes in good faith constitutes a Superior Proposal, the Company Board may at any time prior to the Share Acceptance Time, if it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (x) effect an Adverse Recommendation Change with respect to such Superior Proposal and/or (y) terminate this Agreement; provided, however, that the Company Board may not effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) unless the Company shall have provided prior written notice to Parent, at least two (2) Business Days in advance of its intention to take such action (to the extent reasonably practicable), which notice shall specify the facts, circumstances and other conditions giving rise thereto, and prior to effecting such Adverse Recommendation Change, the Company shall have, and shall have caused its Representatives to, during such two (2) Business Day period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that an Adverse Recommendation Change is no longer necessary; and provided, further, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless the Company pays the Company Termination Fee and otherwise complies with the provisions of Section 6.08 and Section 8.01(f). In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, the Company shall be required to deliver a written notice to Parent and to comply with the requirements of this Section 5.02(d) with respect to such written notice. If Parent makes adjustments to the terms and conditions of this Agreement so that any Takeover Proposal ceases to constitute a Superior Proposal, the Company shall be entitled to notify the third party (which made the Takeover Proposal) thereof.

(e) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated by the SEC or (ii) making any disclosure to its stockholders if, in each case, the Company Board determines, after consultation with the Company’s outside legal counsel, that failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change except to the extent permitted by Section 5.02(d).

ARTICLE VI

Additional Agreements

SECTION 6.01 Stockholder Approval; Proxy Statement.

(a) If the Stockholder Approval is required under the DGCL in order to consummate the Merger other than pursuant to Section 253 of the DGCL, then, in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws, the Exchange Act, and any applicable rules and regulations of OTC Markets Group, the Company, in consultation with Parent, shall as promptly as practicable after the consummation of the Offer, for the purpose of obtaining the Stockholder Approval, duly set a record date for, call and give notice of a special meeting of stockholders of the Company (the “Stockholder Meeting”) as promptly as reasonably practicable following the Share Acceptance Time. Subject to Section 5.02(d), the Company Board shall recommend that the stockholders of the Company vote in favor of adoption of this Agreement. At the Stockholder Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the adoption of this Agreement. The Company shall comply with the DGCL, the Company Certificate of Incorporation and the Company Bylaws, the Exchange Act and any applicable rules and regulations of OTC Markets Group in connection with the Stockholder Meeting, including preparing and delivering the Proxy Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 6.01(b) below. To the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 5.02(d), the Company shall use its reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger.

(b) If the Stockholder Approval is required under the DGCL in order to consummate the Merger other than pursuant to Section 253 of the DGCL, then, as promptly as reasonably practicable after the Share Acceptance Time, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the transactions contemplated by this Agreement. Subject to Section 5.02(d), the Proxy Statement shall reflect the Board Recommendation and shall include a description of the other Board Actions. Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments or communications, and shall inform them of any oral comments or communications, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

SECTION 6.02 Access to Information. The Company shall, and shall cause each Subsidiary to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, access at reasonable times and during regular business hours and upon reasonable prior notice during the period prior to the Effective Time to all of its and its Subsidiaries’ facilities, properties, books and records (including stock records and access to its transfer agent) and to those officers, employees and agents of the Company to whom Parent reasonably requests access (including the reasonable opportunity to communicate with the employees of the Company or its Subsidiaries that Parent expects to retain with respect to the benefits and compensation of such employees following the Share Acceptance Time), and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, finances, operations, properties and personnel as Parent may reasonably request (so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information or documentation (a) where the Company reasonably determines that such access or disclosure would contravene any Law or (b) relating to (y) the consideration, negotiation and performance of this Agreement and related agreements and (z) except as required by Section 5.02, any Takeover Proposal made after the execution of this Agreement. No investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made any party hereto in this Agreement or otherwise affect the remedies available to any party pursuant to this Agreement.

SECTION 6.03 Confidentiality. This Agreement and the transactions contemplated hereby shall be subject to the terms and conditions of the Confidentiality and Non-Disclosure Agreement, dated as of May 29, 2015, between Parent and Cherry Tree & Associates, LLC (as it may be amended from time to time, the “Confidentiality Agreement”). Following the Agreement Date, each party hereto shall, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other Representatives to, hold all information regarding the terms of this Agreement and the transactions contemplated hereby confidential and shall not disclose any such information to any third party except (i) as otherwise set forth in this Agreement, and (ii) to the extent that such disclosure (A) has been consented to in writing by each of the other parties hereto, (B) is made to such party’s officers, employees, accountants, counsel, financial advisors and other Representatives who such party reasonably deems needs to know such information for the purpose of evaluating the transaction contemplated by this Agreement, or (C) as such disclosure may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system.

SECTION 6.04 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts to obtain, if applicable, all necessary actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity, and (ii) Parent, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other Contracts material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby; and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain any such consents, permits, authorizations, approvals or waivers.

(b) Each of the Company, Parent and Merger Sub shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts of any of the Company or its Subsidiaries in connection with consummation of the transactions contemplated by this Agreement and seeking any such actions, consents, approvals or waivers.

(c) Each of the Company, Parent and Merger Sub shall: (i) promptly notify the other parties of, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity; and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the Merger.

(d) In the event that any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated hereby and such litigation, action or proceeding seeks to prevent, materially impede or materially delay the consummation of the Merger or any other transaction completed by this Agreement, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

SECTION 6.05 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder (“Section 16”) of Shares, Company Stock Options, Company Warrants or Company Restricted Stock Units pursuant to this Agreement, and the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

SECTION 6.06 Rule 14d-10(d) Matters. Prior to the Share Acceptance Time, the Company (acting through the Compensation Committee of the Company Board, which shall, at the time of such approval, consist entirely of independent directors as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules) will take all such steps as may be required to cause each agreement, arrangement or understanding the Company or its Subsidiaries, as of the Agreement Date, has entered into with any of its or their officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

SECTION 6.07 Indemnification and Exculpation.

(a) For six (6) years after the Effective Time, Parent shall provide and recognize all rights to, and fully satisfy, assume and discharge all obligations of (or shall cause the Surviving Corporation to provide and recognize all rights to, and fully satisfy, assume and discharge, all obligations of), indemnification of and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any

Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the Agreement Date). Such rights shall survive the Merger and shall, for a period of six (6) years after the Effective Time, not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party without the prior consent of the affected Indemnified Party. If written notice of a claim for indemnification pursuant to this Section 6.07 has been given prior to the expiration of the six (6) year period referenced above, then no amendment, repeal or modification of this Section 6.07 after such six (6) year period shall adversely affect the Indemnified Party’s rights in respect of such claim.

(b) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 6.07.

(c) The provisions of this Section 6.07 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Share Acceptance Time, the provisions of this Section 6.07 may not be amended in a manner adverse to any Indemnified Party without his or her prior consent.

SECTION 6.08 Fees and Expenses.

(a) Except as provided elsewhere in this Section 6.08, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.01(e) or the Company pursuant to Section 8.01(f), then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee.

(c) In the event that this Agreement shall be terminated and, prior to the date of such termination, a Takeover Proposal shall have been publicly made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known, and (A) on or before February 28, 2016, the Company enters into a definitive agreement to consummate and, within six (6) months following the date of such termination, consummates a Takeover Proposal, or (B) a tender or exchange offer or other Takeover Proposal is first publicly announced on or before February 28, 2016 and is consummated within six (6) months following the date of such termination, then in either such case, the Company shall pay Parent an aggregate fee equal to the Company Termination Fee on the date of consummation referred to above. For purposes of this Section 6.08(c), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(a)(i), except that all references to twenty percent (20%) therein shall be deemed to be references to at least a majority.

(d) All payments under this Section 6.08 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) The parties acknowledge and agree that the Company Termination Fee is not a penalty, but rather constitutes damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Company Termination Fee is payable.

(f) The Company acknowledges and agrees that the agreements contained in this Section 6.08 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 6.08, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. The parties acknowledge and agree that the Company Termination Fee is not a penalty, but rather constitutes damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Company Termination Fee is payable.

(g) Notwithstanding anything to the contrary in this Agreement, in the event that the Company Termination Fee becomes payable and is paid by the Company to Parent in accordance with the provisions of this Agreement, payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub and each of their respective Affiliates and Representatives against the Company, its Subsidiaries and each of its and their respective Affiliates and Representatives, and each of their respective Representatives, stockholders, controlling Persons or agents for any liability, loss or damage based upon, arising out of or relating to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise; provided, however, that nothing herein shall relieve the Company from liability for any fraud committed by the Company or willful breach of any of its covenants or agreements set forth in this Agreement. In no event shall the Company Termination Fee be payable on more than one occasion.

SECTION 6.09 Public Announcements. Each of Parent, Merger Sub and the Company agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02, in which case the party required to make the release or announcement shall use its reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent required, shall be at the final discretion of the disclosing party. The Company, Merger Sub and Parent agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

SECTION 6.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

Conditions Precedent

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval; Short Form Merger. (i) Stockholder Approval shall have been obtained or (ii) all conditions of applicable Law required to be satisfied to effect the Merger as a Short Form Merger shall have been satisfied.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment or ruling issued by any Governmental Entity of competent jurisdiction (each a “Restraint”) shall be in effect restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger, and there shall not be in effect any Law enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

(c) Acceptance of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn in accordance with the terms hereof and thereof (provided that this Section 7.01(c) shall not be a condition to Parent’s and Merger Sub’s obligations if Merger Sub shall have failed to purchase such Shares pursuant to the Offer in violation of this Agreement).

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either of Parent or the Company:

(i) if the Share Acceptance Time shall not have occurred on or before date that is the six (6) month anniversary of the Agreement Date (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, the Merger Sub) to perform any of its obligations under this Agreement in any respect has been a principal cause of or resulted in the failure of the Offer to be consummated on or before the Outside Date;

(ii) if the Offer (as it may have been extended pursuant to Section 1.01) expires as a result of the non-satisfaction of any Offer Condition or is terminated or withdrawn pursuant to its terms in accordance with this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if the failure of such party (and in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement in any respect has been a principal cause of or resulted in the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(iii) if any Restraint permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, prior to the Share Acceptance Time, the Shares pursuant to the Offer or, prior to the Effective Time, consummation of the Merger, shall have become final and nonappealable, or any Law shall have been enacted or promulgated by any Governmental Entity which prevents the consummation of the Merger;

(c) by Parent, prior to the Share Acceptance Time, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would cause a failure of the conditions in clause (c) or (d) of Annex II to occur and (B) is incapable of being cured or, if capable of being cured, is not cured prior to the date that is thirty (30) Business Days from the date that the Company is notified in writing by Parent of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder;

(d) by the Company, prior to the Share Acceptance Time, if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would have, individually or in the aggregate, a Parent Material Adverse Effect and (B) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of the Outside Date and the date that is thirty (30) Business Days from the date that Parent is notified in writing by the Company of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by Parent, prior to the Share Acceptance Time, if an Adverse Recommendation Change shall have occurred.

(f) by the Company, in accordance with (A) Section 5.02(d) if the Company Board shall have determined to enter into a definitive agreement to consummate a Superior Proposal, but only if the Company shall have complied with its obligations under Section 5.02 and is otherwise permitted to accept the applicable Superior Proposal pursuant to Section 5.02(d).

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub or the Company, other than (i) the second to last sentence of Section 6.02, (ii) Section 6.03, (iii) Section 6.08, (iv) this Section 8.02 and (v) Article IX, which provisions shall survive such termination; provided, however, that nothing herein shall relieve the Company, Parent or Merger Sub from liability for any fraud or willful breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time; provided, however, that after receipt of the Stockholder Approval, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, or (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations or warranties of the parties contained in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the earlier of (a) the Effective Time and (b) termination of this Agreement (except as set forth in Section 8.02), and after such time there shall be no Liability in respect thereof, whether such Liability has accrued prior to or after such termination, on the part of any party or any of its officers, directors, agents or Affiliates.

SECTION 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands, approvals, and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (i) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (ii) if sent via facsimile transmission or email of a .PDF on a Business Day before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (iii) if sent via facsimile transmission on a day other than a Business Day or on a Business Day after 5:00 p.m. in the time zone of the receiving party and receipt is confirmed, on the following Business Day; (iv) if sent designated for overnight delivery by a nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; and (v) if sent by registered or certified mail in the United States, return receipt requested, upon receipt; provided, in each case, that such notices, requests, demands and other communications are delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Enghouse Systems Limited

80 Tiverton Court, Suite 800

Markham, Ontario, Canada

L3R 0G4

Attention: Todd May, Vice President, General Counsel

Fax No.: (905) 946-3201

Email: todd.may@enghouse.com

with a copy to (which shall not constitute notice to Parent or Merger Sub):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

77 King Street West, Suite 3100

Toronto, Ontario M5K 1J3

Attention: Christopher J. Cummings, Esq.

Fax No: (416) 981-7064

Email: ccummings@paulweiss.com

if to the Company, to:

CTI Group (Holdings) Inc.

333 North Alabama Street. Suite 240

Indianapolis, IN 46204-1767

Attn: Chief Executive Officer

Fax No: (866) 596-4155

Email: fhanuschek@ctigroup.com

with a copy to (which shall not constitute notice to the Company):

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103-4196

Attention: Chad J. Rubin, Esq.

Fax No: (215) 405-3863

Email: CRubin@duanemorris.com

SECTION 9.03 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlled” and “under common control with” have correlative meanings to the foregoing;

(b) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any date on which banks are not required or authorized to be closed in the City of New York or Toronto, Ontario;

(c) “Claim” means any threatened or actual claim, action, suit, proceeding, or investigation;

(d) “Company Benefit Plan” means each (A) employment, consulting, indemnification, severance, salary continuation, change in control or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law, and (B) bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, stock option, phantom stock, restricted stock or other equity-based compensation, retirement, savings, workers’ compensation, vacation, paid time off, perquisite, fringe benefit, indemnification, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries, whether or not funded, in respect of any present or former employees, directors, or officers of the Company or any of its Subsidiaries, which are sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is obligated to make payments, transfers, or contributions, or under which any of them has or would be reasonably likely to have any liability for premiums or benefits for the benefit of any present or former employees or directors of the Company or any of its Subsidiaries;

(e) “Company Disclosure Schedule” means the disclosure schedules dated as of the Agreement Date delivered by the Company to Parent and Merger Sub;

(f) “Company Termination Fee” means an amount equal to US$800,000;

(g) “Effect” means any change, effect, event, development, occurrence, condition or state of facts;

(h) “Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of the Company or on the adoption of this Agreement and approval of the Merger, together with all such securities which the Company would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable;

(i) “Indebtedness” means any indebtedness (including any debenture, note, letter of credit or loan) or any debt securities or warrants or other rights to acquire any debt securities;

(j) “Knowledge” means with respect to the Company, the actual knowledge (after reasonable investigation) of any of the persons set forth in Section 9.03(j) of the Company Disclosure Schedule;

(k) “Lien” means any lien, pledge, hypothecation, charge, restriction on voting rights, security interest or other encumbrance of any nature whatsoever;

(l) “Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is, or would reasonably be expected to be, materially adverse to the Company’s business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to prevent, materially impede, or materially delay the consummation of the Offer or the Merger or the performance by the Company of any of its material obligations under this Agreement; provided, however, that any Effect resulting from or attributable to the following will not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (a) the economy or financial markets in general; (b) the economic, business, financial or regulatory environment generally affecting the industry in which the Company operates; (c) changes in Law or applicable accounting regulations or principles or interpretations thereof; (d) in and of itself, any change in the Company’s stock price or trading volume or any failure by the Company to meet any cash utilization, revenue, earnings or other similar projections; (e) the announcement or pendency of this Agreement or the transactions contemplated hereby (or the performance thereof); (f) changes in global or national economic or political conditions; (g) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis; or (h) any Effect in existence on the Agreement Date or any adverse Effect that is cured by the Company; provided, however, that in the case of clauses (c), (f) and (g), any Effect referred to shall not be excluded to the extent the same disproportionately affects (individually or together with other Effects) the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which the Company and its Subsidiaries operate;

(m) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, prevents or materially impedes or materially delays the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby;

(n) “Permitted Liens” means (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens; (B) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty or that are being contested in good faith through appropriate proceedings and for which there are adequate reserves on the financial statements of the

Company; (C) zoning, building codes, and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction; and (D) Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or the continuation and operation of the assets to which they relate;

(o) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity;

(p) “Representative” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person;

(q) “Stockholder Approval” means the affirmative vote of holders of a majority of the outstanding Shares entitled to vote thereon to approve and adopt the Merger;

(r) a “Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person; and

SECTION 9.04 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 9.05 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and Company Disclosure Schedule), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement (provided that the provisions of this Agreement shall supersede any conflicting provision of the Confidentiality Agreement) and (b) are not intended to and do not confer upon any Person other than the parties any legal or equitable rights or remedies, other than the provisions set forth in Section 6.07 (from and after the Effective Time).

SECTION 9.06 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

SECTION 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void; provided, however, that either Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Merger Sub) or to any direct or indirect Subsidiary of Parent. No assignment (including an assignment to which the Company has consented) shall release Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.08 Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that until such time as this Agreement is validly terminated pursuant to the provisions of Section 8.01, the parties and any Indemnified Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware or any other competent court of the State of Delaware (collectively, the “Delaware Courts”), this being in addition to any other remedy to which they are entitled at law or in equity. The pursuit of specific enforcement by either party or any Indemnified Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

(b) Each of the parties hereto hereby (i) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Courts, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court, (iii) agrees that it will not bring any such action or proceeding in any court other than the Delaware Courts, (iv) agrees that any Claim in respect of any such action or proceeding may be heard and determined in any Delaware Court, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any Delaware Court, and (vi) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any Delaware Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.08(c).

SECTION 9.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.10 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Annex or an Exhibit, such reference shall be to an Article, a Section of, an Annex to or an Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 9.11 Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other transactions contemplated hereby. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated hereby at or prior to the Effective Time, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub at or prior to the Effective Time shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.

SECTION 9.12 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.PDF)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signatures appear on following page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY

CTI Group (Holdings) Inc.

By:	/s/ Manfred Hanuschek
	Name:	Manfred Hanuschek
	Title:	Chief Executive Officer and President

PARENT

Enghouse Systems Limited

By:	/s/ Stephen Sadler
	Name:	Stephen Sadler
	Title:	Chairman and Chief Executive Officer

MERGER SUB

New Acquisitions Corporation

By:	/s/ Stephen Sadler
	Name:	Stephen Sadler
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I

Index of Defined Terms

“2015 SEC Documents”	Section 4.01(f)(ii)

“Adverse Recommendation Change”	Section 5.02(d)

“Affiliate”	Section 9.03(a)

“Agreement”	Preamble

“Agreement Date”	Preamble

“Appraisal Shares”	Section 3.01(d)

“Board Actions”	Section 1.02(a)

“Board Recommendation”	Section 1.02(a)

“Business Day”	Section 9.03(b)

“Certificate”	Section 3.01(c)

“Certificate of Merger”	Section 2.03

“Claim”	Section 9.03(c)

“Closing”	Section 2.02

“Closing Date”	Section 2.02

“Code”	Section 3.02(h)

“Company”	Preamble

“Company Benefit Plan”	Section 9.03(d)

“Company Board”	Recitals

“Company Bylaws”	Section 4.01(d)(ii)

“Company Certificate of Incorporation”	Section 2.05

“Company Class B Stock”	Section 4.01(c)(i)

“Company Common Stock”	Recitals

“Company Disclosure Schedule”	Section 9.03(e)

“Company Intellectual Property”	Section 4.01(r)(i)

“Company Material Contracts”	Section 4.01(o)(vii)

“Company Permits”	Section 4.01(i)(iii)

“Company Restricted Stock Units”	Section 3.02(h)

“Company Stock Options”	Section 3.02(h)

“Company Stock Plans”	Section 4.01(c)(i)

“Company Termination Fee”	Section 9.03(f)

“Company Warrants”	Section 3.02(h)

“Confidentiality Agreement”	Section 6.03

“Contract”	Section 4.01(d)(ii)

“Controlled Group Member”	Section 4.01(l)(iii)

“Convertible Company Debt”	Section 4.01(c)(vi)

“Copyrights”	Section 4.01(r)(i)

“DGCL”	Section 1.01(a)

“Delaware Courts”	Section 9.08(a)

“Effect”	Section 9.03(g)

“Effective Time”	Section 2.03

“Environmental Law”	Section 4.01(n)(vii)

“ERISA”	Section 4.01(l)(i)

“Exchange Act”	Section 1.01(a)

“Exchange Fund”	Section 3.02(a)

“Expiration Date”	Section 1.01(a)

“Fees”	Section 4.01(t)

“Fully Diluted Shares”	Section 9.03(h)

“GAAP”	Section 4.01(f)(ii)

“Governmental Entity”	Section 4.01(e)

“Hazardous Material”	Section 4.01(n)(vii)

“Indebtedness”	Section 9.03(i)

“Indemnified Party”	Section 6.07(a)

“Intellectual Property”	Section 4.01(r)(i)

“Judgment”	Section 4.01(d)(ii)

“Knowledge”	Section 9.03(j)

“Law”	Section 4.01(d)(ii)

“Leased Real Property”	Section 4.01(q)(i)

“Liability”	Section 4.01(f)(iii)

“Lien”	Section 9.03(k)

“Material Adverse Effect”	Section 9.03(l)

“Merger”	Recitals

“Merger Consideration”	Section 3.01(c)

“Merger Sub”	Preamble

“Minimum Condition”	Section 1.01(a)

“Offer”	Recitals

“Offer Conditions”	Section 1.01(a)

“Offer Documents”	Section 1.01(b)

“Offer Price”	Recitals

“Option Amount”	Section 3.03(a)

“Outside Date”	Section 8.01(b)(i)

“Parent”	Preamble

“Parent Material Adverse Effect”	Section 9.03(m)

“Patents”	Section 4.01(r)(i)

“Paying Agent”	Section 3.02(a)

“Permitted Liens”	Section 9.03(n)

“Person”	Section 9.03(o)

“Proxy Statement”	Section 4.01(e)

“Real Property Leases”	Section 4.01(q)(i)

“Release”	Section 4.01(n)(vii)

“Representative”	Section 9.03(p)

“Restraint”	Section 7.01(b)

“Restricted Stock Unit Amount”	Section 3.03(a)

“Schedule 14D-9”	Section 1.02(c)

“Schedule TO”	Section 1.01(b)

“SEC”	Section 1.01(a)

“SEC Documents”	Section 4.01(f)(i)

“Section 16”	Section 6.05

“Section 262”	Section 3.01(d)

“Securities Act”	Section 1.03(c)

“Share Acceptance Time”	Section 3.03(b)

“Shares”	Recitals

“Short Form Merger”	Section 2.01(b)

“Stockholder Approval”	Section 9.03(q)

“Stockholder Meeting”	Section 6.01(a)

“Subsequent Offering Period”	Section 1.01(a)

“Subsidiary”	Section 9.03(r)

“Superior Proposal”	Section 5.02(b)

“Surviving Corporation”	Section 2.01(a)

“Support Agreements”	Recitals

“Takeover Proposal”	Section 5.02(a)(i)

“Tax Return”	Section 4.01(m)(viii)

“Taxes”	Section 4.01(m)(viii)

“Technology”	Section 4.01(r)(i)

“Top-Up Closing”	Section 1.03(b)

“Top-Up Option”	Section 1.03(a)

“Top-Up Option Shares”	Section 1.03(a)

“Trademarks”	Section 4.01(r)(i)

“Uncertificated Shares”	Section 3.01(c)

“Warrant Amount”	Section 3.03(a)

Annex II

Offer Conditions

Notwithstanding any other provisions of the Offer and in addition to Merger Sub’s and Parent’s rights and obligations to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, Merger Sub shall not be required to accept for payment or pay for any validly tendered Shares on any Expiration Date if, on such Expiration Date, (i) the Minimum Condition shall not have been satisfied or (ii) any of the following conditions exists (and, in the case of clauses (a), (b), (d), (f), (g) and (h), shall be continuing at such Expiration Date):

(a) There shall be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Merger Sub, the Company or any Subsidiary of the Company in connection with the Offer or the Merger, (A) seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, or (B) seeking to prohibit or impose material limitations on the ability of Parent or Merger Sub, or otherwise to render Parent or Merger Sub unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger;

(b) There shall be any Restraint or Law enacted, entered, enforced or promulgated by any Government Entity of competent jurisdiction to the Offer or the Merger, that has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

(c) The Company shall have breached or failed to perform or comply in any material respect with any of its covenants or agreements under the Agreement to be performed or complied with by it under the Agreement on or prior to the Share Acceptance Time and such breach or failure shall not have been cured;

(d) (i) The representations and warranties of the Company contained in Section 4.01(c), the first sentence of Section 4.01(g) and the representations and warranties of the Company elsewhere in this Agreement that are qualified by Material Adverse Effect shall not be true and correct in all respects as of such Expiration Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); (ii) the representations and warranties of the Company contained in this Agreement that are not qualified by Material Adverse Effect (other than representations and warranties contained in Section 4.01(d)(i), Section 4.01(i)(ii) and Section 4.01(s)) shall not be true and correct in all respects as of such Expiration Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect, without regard to any “materiality” or similar qualifications or exceptions therein; and (iii) the representations and warranties of the Company contained in Section 4.01(d)(i), Section 4.01(i)(ii) and Section 4.01(s) shall not be

II-1

true and correct in all material respects as of such Expiration Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), without regard to any “materiality” or similar qualifications or exceptions therein);

(e) Parent shall not have received a certificate executed on behalf of the Company by its Chief Executive Officer to the effect that the conditions set forth in clauses (c) and (d) above have been duly satisfied;

(f) The Agreement shall have been terminated in accordance with its terms;

(g) The holders of a number of Shares that, together with the Shares directly or indirectly owned by Parent and Merger Sub as of such Expiration Date, represents at least sixty-seven percent (67%) of all of the Company’s outstanding Shares immediately prior to such Expiration Date, have not entered into Support Agreements, substantially in the form attached hereto as Exhibit A to the Agreement.

The foregoing conditions may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except that the Minimum Condition may not be waived). Any reference in this Annex II or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived.

The capitalized terms used in this Annex II and not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”), dated as of October 18, 2015, by and among Enghouse Systems Limited, New Acquisitions Corporation and CTI Group (Holdings) Inc.

II-2

Exhibit A

FORM OF

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of October 18, 2015, is entered into by and among Enghouse Systems Limited, an Ontario corporation (“Parent”), New Acquisitions Corporation, a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), and                     , a stockholder (“Stockholder”) of CTI Group (Holdings) Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act (“beneficial owner”)), or the beneficial owner, of the number of (i) shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”), (ii) Company Stock Options, and (iii) Company Warrants, in each case, set forth opposite Stockholder’s name on Schedule I hereto;

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer (the “Offer”) for all of the issued and outstanding shares of Common Stock and the merger of Merger Sub with and into the Company, with the Company surviving as a direct or indirect wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Stockholder is the record and beneficial owner, or the beneficial owner, of the shares of Common Stock (together with any shares of Common Stock which such Stockholder may acquire at any time on or after the date hereof during the term of this Agreement, the “Shares”) set forth opposite Stockholder’s name on Schedule I to this Agreement, which is incorporated herein by reference. Schedule I hereto lists separately all Company Stock Options, Company Warrants and other rights to purchase Common Stock held by Stockholder (collectively, the “Options”).

(b) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder’s assets are bound. Except for compliance with the provisions of Sections 13 and 16 of the Exchange Act, to the extent that such provisions are applicable, the consummation by Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Stockholder.

(e) Stockholder has good and marketable title to all of the Shares and Options set forth opposite Stockholder’s name on Schedule I hereto, free and clear of any Liens (other than any Permitted Liens); provided that such Shares held by a Stockholder that is a trust are owned beneficially by the beneficiary of such trust.

(f) Stockholder has full voting power, with respect to all of the Shares set forth opposite Stockholder’s name on Schedule I hereto, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite Stockholder’s name on Schedule I hereto. None of the Shares set forth opposite Stockholder’s name on Schedule I hereto are subject to any proxy, voting trust or other agreement or arrangement.

(g) Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(h) With respect to Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets that would reasonably be expected to materially prevent, delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

(a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate action on the part of Parent and Merger Sub are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 3. Tender of the Shares.

(a) Stockholder hereby agrees that, unless this Agreement is earlier terminated pursuant to Section 7 hereof, Stockholder shall duly tender the Shares or cause the Shares to be duly tendered to Merger Sub pursuant to the Offer promptly following the commencement of the Offer pursuant to Section 1.01 of the Merger Agreement, and in any event no later than the tenth (10th) Business Day following such commencement (or in the case of any Shares directly or indirectly acquired subsequent to such tenth (10th) Business Day, no later than two (2) Business Days after such acquisition), free and clear of all Liens (other than any Permitted Liens).

(b) Stockholder hereby agrees that once the Shares are tendered into the Offer, Stockholder will not withdraw any Shares from the Offer unless and until this Agreement is terminated in accordance with Section 7 hereof.

(c) If this Agreement is terminated prior to the purchase of the Shares in the Offer, Parent and Merger Sub shall promptly (and in any event no later than the fifth (5th) Business Day) return, and shall cause any depository or paying agent acting on behalf of Parent and Merger Sub, to return any tendered Shares to Stockholder.

SECTION 4. Transfer of the Shares.

(a) Prior to the termination of this Agreement, except as otherwise provided herein, Stockholder shall not: (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take any other action, other than in Stockholder’s capacity as an officer or director of the Company (if applicable), that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

(b) Notwithstanding the foregoing, Stockholder may make (i) Transfers of Shares by will or by operation of law or other Transfers to immediate family members, trusts for the benefit of Stockholder, any immediate family member of Stockholder, charity or other Transfers for estate planning purposes, or upon the death of Stockholder, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer; (ii) with respect to any Options, Transfers of Shares to the Company (A) in payment of the exercise price applicable to each such Options or (B) in order to satisfy required withholding taxes applicable upon the exercise of such Options, (iii) with respect to any Company Restricted Stock Units, Transfers of Shares to the Company in order to satisfy required withholding taxes applicable upon the vesting of such Company Restricted Stock Units, and (iv) other Transfers of Shares as Parent may otherwise agree in writing in its sole discretion.

SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent or Merger Sub proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which stockholders of the Company would receive consideration per share of Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes any such proxies.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except if this Agreement is terminated in accordance with Section 7 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then Stockholder agrees to vote Stockholder’s Shares as instructed by Parent in writing.

SECTION 6. Takeover Proposals; Non-Solicitation. Stockholder shall not and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or intentionally encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute a Takeover Proposal, (ii) participate or engage in any discussions or negotiations with any Person with respect to a Takeover Proposal, (iii) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to a Takeover Proposal or enter into any Contract or agreement in principle requiring the Stockholder to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; provided, however, that, if applicable, nothing herein shall prevent Stockholder from acting in his or her capacity as an officer or director of the Company, or taking any action in such capacity (including at the direction of the Company Board), but only in either such case as and to the extent permitted by Section 5.02 of the Merger Agreement. Stockholder shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease participating in any solicitation, discussion or negotiation with any Person (other than Parent and Merger Sub) with respect to any actual or potential merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company. Except to the extent such notice has previously been provided by the Company pursuant to the Merger Agreement, each Stockholder shall as promptly as practicable notify Parent in the event that the Stockholder or any of its Affiliates or Representatives receives any Takeover Proposal from any Person or group (but no event later than twenty-four (24) hours after such receipt), which notice shall set forth the material terms and conditions of any such Takeover Proposal and the identity of the Person making such Takeover Proposal.

SECTION 7. Termination.

(a) This Agreement, shall terminate immediately and shall become null and void and have no effect upon, without any action whatsoever on the part of any party hereto, upon the earliest to occur of the following:

(i) termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time;

(iii) an Adverse Recommendation Change in accordance with the Merger Agreement;

(iv) the date of any amendment to the Merger Agreement that changes any terms of the Offer or the Merger without the prior written consent of Stockholder that (A) reduces the Offer Price or the Merger Consideration, or (B) changes the form of consideration payable in the Offer or the Merger;

(v) the Offer shall have terminated or the Expiration Date shall have occurred, in each case, without acceptance for payment of the Shares pursuant to the Offer; or

(vi) the mutual written consent of Parent and Stockholder.

(b) Upon termination of this Agreement, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; and (ii) Stockholder shall be permitted to withdraw Stockholder’s Shares tendered pursuant to the Offer; provided, however, that the termination of this Agreement shall not relieve any party from liability arising from fraud or any breach prior to such termination.

(c) Notwithstanding anything to the contrary contained in this Agreement, this Section 7(c) and Sections 8(a), (d), (e), (f), (h), (i), (j), (k) and (m) shall survive the termination of this Agreement.

SECTION 8. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder, at the address set forth below Stockholder’s name on Schedule I hereto, with a copy to (which shall not constitute notice to Stockholder):

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103-4196

Attention: Chad J. Rubin

Fax No: (215) 405-3863

Email: crubin@duanemorris.com

If to Parent or Merger Sub, to:

Enghouse Systems Limited

80 Tiverton Court, Suite 800

Markham, Ontario, Canada

L3R 0G4

Attention: Todd May, Vice President, General Counsel

Fax: (905) 946-3201

Email: todd.may@enghouse.com

With a copy to (which shall not constitute notice to Parent or Merger Sub):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

77 King Street West, Suite 3100

Toronto, Ontario M5K 1J3

Attention: Christopher J. Cummings, Esq.

Fax No: (416) 981-7064

Email: ccummings@paulweiss.com

(b) Publication. Stockholder hereby permits Parent and Merger Sub to publish and disclose in the Offer Documents (including all documents and schedules filed with the SEC) Stockholder’s identity and ownership of shares of Common Stock and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement.

(c) Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(d) Amendment, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that until such time as this Agreement is validly terminated pursuant to the provisions of Section 7, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware or any other competent court of the State of Delaware (collectively, the “Delaware Courts”), this being in addition to any other remedy to which they are entitled at law or in equity. The pursuit of specific enforcement by either party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

(f) Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void; provided, however, that Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations under this Agreement to Parent or any direct or indirect wholly owned Subsidiary of Parent. No assignment (including an assignment to which the Company has consented) shall release Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to and does not confer upon any Person other than the parties any legal or equitable rights or remedies, whether as third party beneficiaries or otherwise.

(i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS (WHETHER OF THE

STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THAT MANDATORY PROVISIONS OF THE BUSINESS CORPORATION LAW ARE APPLICABLE HERETO.

(j) Consent to Jurisdiction. Each of the parties hereto hereby (i) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Courts in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court, (iii) agrees that it will not bring any such action or proceeding in any court other than the Delaware Courts, (iv) agrees that any Claim in respect of any such action or proceeding may be heard and determined in any Delaware Court, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any Delaware Court and (vi) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any Delaware Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(k) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(k).

(l) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.PDF)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(m) Action in Stockholder Capacity Only. Parent and Merger Sub acknowledge that Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Shares and, if applicable, not in any capacity as a director or officer of the Company. Nothing herein shall limit or affect any actions taken by Stockholder or its Affiliates or designee, or require Stockholder or its Affiliates or designee to take any action, in each case, if applicable, in his or her capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by such a director or officer in such capacity shall not be deemed to constitute a breach of this Agreement (it being understood that the matters that are the subject of Section 6 hereof are subject to Section 5.02 of the Merger Agreement as it relates to such director or officer in his or her capacity as such).

(n) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date written above.

PARENT:

Enghouse Systems Limited

By:
Name:
Title:

MERGER SUB:

New Acquisitions Corporation

By:
Name:
Title:

STOCKHOLDER:

By:
Name:

[Signature Page to Tender and Support Agreement]